EXHIBIT 10.1

AMENDMENT TO THE SPX CORPORATION

2005 NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

Pursuant to the powers of amendment reserved in Section 5 of the SPX Corporation 2005 Non-Employee Directors’ Compensation Plan (the “Plan”), effective as of August 24, 2005, SPX Corporation hereby amends the Plan in the following manner:

1.                Section 4.2 of the Plan is amended to read as follows:

“4.2         Forfeiture.  Any unvested Performance Shares shall be forfeited and cancelled upon the earlier of (i) the date on which the Non-Employee Director ceases to be a member of the Board for any reason other than death, disability or retirement from the Board after attaining age seventy, or (ii) the third anniversary of the applicable grant date if the applicable Return Condition(s) was not met as provided above.  Notwithstanding the foregoing, any unvested Performance Shares (which have not been forfeited and cancelled pursuant to the preceding sentence) shall vest upon the earlier of (i) the death or disability of the Non-Employee Director, (ii) the retirement of the Non-Employee Director from the Board after attaining age seventy or (iii) a Change of Control.”

2.                The fourth and fifth sentences of Section 4.6 of the Plan are amended to read as follows:

“Any unvested portion of such Performance Shares shall be forfeited and cancelled upon the date on which the Non-Employee Director ceases to be a member of the Board for any reason other than death, disability or retirement from the Board after attaining age seventy.  Notwithstanding the foregoing, any unvested Performance Shares (which have not been forfeited and cancelled pursuant to the preceding sentence) shall vest upon the earlier of (i) the death or disability of the Non-Employee Director, (ii) the retirement of the Non-Employee Director from the Board after attaining age seventy or (iii) a Change of Control.”